Exhibit 99.1

        I.C. Isaacs Reports Strong First Quarter 2005 Results;
              Net Sales Increase 13.9% to $23.7 Million;
          Diluted Earnings Per Share Increase 157% to $0.18

    NEW YORK--(BUSINESS WIRE)--May 10, 2005--I.C. Isaacs & Company, Inc. (OTCBB:ISAC), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported strong first quarter 2005 results. For the three months ended March 31, 2005, the Company reported that net sales increased 13.9% to $23.7 million and diluted earnings per share increased by 157% to $0.18 versus $0.07 in the year-ago period.
    Peter Rizzo, Chairman and CEO commented, "The past five quarters have been a transformational period for I.C. Isaacs and we are highly pleased with the dramatic turn in our business. We have successfully driven sales, improved our operating margin, and developed a highly capable and experienced executive team. We have improved the quality of our product, our execution, and our capabilities in a number of areas and have also begun to achieve much-improved levels of profitability. The improvement in our first quarter results clearly demonstrates that our Company is now positioned to drive significant value to our shareholders."
    Mr. Rizzo continued, "With respect to the development of our management team, we have both eliminated redundancy and made key hires in order to broaden our competency and to properly exploit the opportunities we have for growth. We have also been vigilant in providing our team with the tools and structure they need to be most effective. We are operating with a renewed financial and operational discipline and are squarely focused on our responsibility to both the Girbaud brand and our business."
    Mr. Rizzo concluded, "We have three key goals for the remainder of fiscal 2005. The first is to maintain the strong position of our men's product line. We are very satisfied with its positioning and are focused on leveraging our enhanced capabilities to increase our penetration and open new accounts. The second is to shift our women's department store merchandising to the young contemporary area. We believe more effective positioning within our existing doors will soon create a far larger opportunity for the line in the future, albeit with a marginal realignment cost at the department store level. Our third key goal for the remainder of the year is to complete the preparations for the full launch of our Girbaud Premium women's product. This line, which is scheduled for a full launch for Fall 2006, will be anchored by a world class assortment of premium denim. Given our wide experience in sportswear and the worldwide recognition of the Girbaud name, our Girbaud premium product will be positioned as a casual sportswear collection. We are proceeding with care to properly align our marketing and public relations efforts to secure a successful launch. This initiative, combined with the most innovative premium denims and separates, will present a truly compelling collection for the Girbaud brand."

    First Quarter 2005 Results

    Net income increased $1.6 million to $2.5 million, or $0.18 per diluted share, for the three months ended March 31, 2005, compared to net income of $0.9 million, or $0.07 per diluted share, for the same period of 2004.
    Gross profit increased 38.9% to $10.0 million in the first quarter of 2005 from $7.2 million in the same quarter of 2004. Gross margins increased 760 basis points to 42.2% in the first quarter of 2005 from 34.6% in the first quarter of 2004. The Company continued to experience higher gross profit and gross margins due to better product performance and improved delivery to retailers.
    Operating expenses increased 17.7% to $7.3 million in the first quarter of 2005 from $6.2 million in the same quarter of 2004. The increase in operating expenses resulted primarily from commission expenses associated with higher sales, design and administrative personnel expenses associated with Company's management restructuring which started in the second half of 2003. Operating expenses as a percentage of net sales were 30.8% in the first quarter of 2005, compared to 29.8% in the first quarter of 2004.

    Order Backlog

    The Company's order backlog was $30.2 million at March 31, 2005, an increase of 12.7% compared to $26.8 million at March 31, 2004. The Company noted that as a result of improved operating procedures that were put in place in March of 2004 which prompted the earlier receipt and inputting of orders, more challenging comparisons for backlog have been created for the current year. Consequently, although the Company continues to anticipate similar rates of sales growth, it does not expect its order backlog in 2005 to increase at the same rate as 2004.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2005, including, without limitation, statements regarding the Company's expectations with respect to the economic environment in 2005 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory, (vi) the effect the restructuring of the women's line will have on future income, and (vii) the result of improved operating procedures will have on the order backlog. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.



                      I.C. Isaacs & Company, Inc.
           Consolidated Statements of Operations (Unaudited)
                 (000's omitted except per share data)

                                              Three Months Ended
                                                   March 31,
                                         -----------------------------
                                              2005           2004
                                         -------------- --------------

Net sales                                $      23,702  $      20,765
Cost of sales                                   13,751         13,518
                                         -------------- --------------
Gross profit                                     9,951          7,247
                                         -------------- --------------

Operating Expenses
  Selling                                        2,999          2,630
  License fees                                   1,488          1,353
  Distribution and shipping                        551            503
  General and administrative                     2,249          1,698
                                         -------------- --------------
Total operating expenses                         7,287          6,184
                                         -------------- --------------
Operating income                                 2,664          1,063
                                         -------------- --------------

Other income (expense)
  Interest, net of interest income                (110)          (199)
  Other, net                                        --              1
                                         -------------- --------------
Total other income (expense)                      (110)          (198)
                                         -------------- --------------
Income before income taxes                       2,554            865
Income tax expense                                  51             --
                                         -------------- --------------
Net income                               $       2,503  $         865
                                         -------------- --------------

Basic income per share                   $        0.21  $        0.08
Basic weighted average shares
 outstanding                                    11,651         11,135
Diluted income per share                 $        0.18  $        0.07
Diluted weighted average shares
 outstanding                                    13,652         12,280



                      I.C. Isaacs & Company, Inc.
                Consolidated Balance Sheets (Unaudited)
                 (000's omitted except per share data)

                                              March 31,   December 31,
                                                 2005         2004
                                             ------------ ------------

Assets
Current
  Cash, including temporary investments of
   $256 and $70                              $     1,302  $     1,046
  Accounts receivable, less allowance for
   doubtful accounts of $365 and $316             12,981       10,016
  Inventories                                      5,696        8,317
  Deferred tax asset                               1,193        1,193
  Prepaid expenses and other                         380          510
                                             ------------ ------------
    Total current assets                          21,552       21,082
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         2,669        2,087
Other assets                                       4,525        4,663
                                             ------------ ------------
                                             $    28,746  $    27,832
                                             ============ ============

Liabilities And Stockholders' Equity
Current
  Revolving line of credit                   $        --  $       223
  Current maturities of long-term debt             3,722        3,366
  Accounts payable                                 1,463        3,098
  Accrued expenses and other current
   liabilities                                     5,969        5,799
                                             ------------ ------------
    Total current liabilities                     11,154       12,486
                                             ------------ ------------
Long-term debt                                     2,836        3,192
Commitments and Contingencies

Stockholders' Equity
  Preferred stock; $.0001 par value; 5,000
   shares authorized, none outstanding                --           --
  Common stock; $.0001 par value; 50,000
   shares authorized, 12,863 and 12,791
   shares issued; 11,686 and 11,614 shares
   outstanding                                         1            1
  Additional paid-in capital                      44,200       44,101
  Accumulated deficit                            (27,122)     (29,625)
  Treasury stock, at cost (1,177 shares)          (2,323)      (2,323)
                                             ------------ ------------
    Total stockholders' equity                    14,756       12,154
                                             ------------ ------------
                                             $    28,746  $    27,832
                                             ============ ============

    CONTACT: I.C. Isaacs & Company, Inc.
                 by
             Integrated Corporate Relations
             Bill Zima, 203-682-8200